Exhibit 8.1

5 March, 2014

Matter No.:878816

Doc Ref: JS/cy/4686163

(852) 2842 9552

Junko.Shiokawa@conyersdill.com

Tarena International, Inc.

Suite 10017, Building E,

Zhongkun Plaza, A18 Bei San Huan West Road,

Haidian District, Beijing 100098

People’s Republic of China

Dear Sirs,

Re:	Tarena International, Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with the initial public offering (the “IPO”) of American Depositary Shares representing ordinary Class A ordinary shares with a par value of US$0.001 per share of the Company (the “Shares”) as described in the prospectus (the “Prospectus”) contained in the Company’s registration statement on Form F-1 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) originally filed by the Company under the United States Securities Act of 1933 (the “Securities Act”) with the United States Securities and Exchange Commission (the “Commission”) on 27 February, 2014.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed and relied upon (1) the fourth amended and restated memorandum and articles of association of the Company adopted on 26 August, 2011 with effect from 6 September, 2011, (2) the amendment no. 1 to the fourth amended and restated articles of association with effect from 8 January, 2014, (3) the fifth amended and restated memorandum of association and articles of association of the Company adopted on March 3, 2014 to become effective immediately prior to the consummation of the IPO, and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (i) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (ii) the accuracy and completeness of all factual representations made in the Prospectus and Registration Statement and other documents reviewed by us, and (iii) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

On the basis of and subject to the foregoing, we are of the opinion that the statements relating to certain Cayman Islands tax matters set forth under the caption “Taxation - Cayman Islands Taxation” in the Prospectus are true and accurate based on current law and practice at the date of this letter and that such statements constitute our opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement of which the Prospectus is a part, and further consent to the reference of our name in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited

Conyers Dill & Pearman (Cayman) Limited